UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2007

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2007, CME Group Inc. (the "Company") filed a Current Report on Form 8-K reporting that it had entered into a 364-day revolving loan facility, dated as of July 27, 2007, with certain financial institutions and other persons party thereto as lenders and Lehman Commercial Paper Inc, ("Lehman") as agent for such lenders (the "Bridge Credit Facility"), which provided for revolving loans of up to $3.0 billion. Proceeds of the loans under the Bridge Credit Facility could be used (1) to fund our fixed price tender offer (the "Tender Offer") to purchase up to 6,250,000 shares of our Class A common stock at a price of $560.00 per share that expired on August 29, 2007, (2) to pay fees and expenses relating to the Tender Offer and our merger with CBOT Holdings, Inc. that closed on July 12, 2007 and (3) in an amount not in excess of $300 million, for general corporate purposes.

On September 5, 2007, the Company announced the final results of the Tender Offer whereby the Company accepted for purchase 1,695,250 shares of its Class A common stock (including the associated preferred stock purchase rights) at a purchase price of $560 per share for a total cost of approximately $949 million, excluding fees and expenses relating to the Tender Offer. Due to the limited uses of proceeds in the Bridge Credit Facility, combined with the fact that the Tender Offer was less than fully subscribed, the Company initiated the request to reduce the Bridge Credit Facility accordingly from $3.0 billion to $1.5 billion effective as of August 31, 2007.

Lehman and their affiliates have performed or may perform in the future various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received or may receive customary fees and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

September 6, 2007	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Managing Director, General Counsel and Corporate Secretary